Exhibit 5.1

Goodwin Procter LLP
620 8th Avenue
New York, NY 10018

goodwinlaw.com

+1 212 813 8800

October 27, 2025

Vivani Medical Inc.

1350 S. Loop Road,

Alameda, CA 94502

Re:     Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-278869) (as amended or supplemented, the “Registration Statement”) initially filed on April 22, 2024 and amended on May 2, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Vivani Medical Inc., a Delaware corporation (the “Company”), of up to $300,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on May 3, 2024.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated October 26, 2025 and filed on October 27, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of an aggregate of 6,000,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) covered by the Registration Statement. The Shares are being sold to certain investors named in, and pursuant to, a placement agency agreement between the Company and ThinkEquity LLC, as representative of such investors (the “Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to numbered opinion paragraph 2, New York law.

Based on the foregoing, we are of the opinion that the:

1.	Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

  Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

  This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

  We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP